UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 27, 2019

Date of Report (Date of earliest event reported)

TiVo Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-37870	61-1793262
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

2160 Gold Street

San Jose, California 95002

(Address of principal executive offices, including zip code)

(408) 519-9100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TIVO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    Departure of Principal Financial Officer

Following the recently announced agreement to combine with Xperi Corporation, on December 27, 2019, the Board of Directors of TiVo Corporation (“TiVo” or the “Company”) approved the departure of Mr. Peter Halt as the Company’s Chief Financial Officer, effective December 30, 2019 (the “termination date”), for reasons unrelated to TiVo’s financial reporting or disclosure controls and procedures. Mr. Halt will be engaged in an advisory role from January 2, 2020 through March 31, 2020 to facilitate a smooth transition of duties, and he will be paid $50,000 per month for his work in such role.

Consistent with the terms of the Company’s Executive Severance Plan for Company Executive Vice Presidents, effective July 7, 2017 and as amended September 3, 2019 and filed with the Securities and Exchange Commission on November 7, 2019 (as amended, the “Severance Plan”), Mr. Halt will be eligible to receive up to twelve months of base salary continuation (excluding bonus or any pro ration thereof) and certain health and outplacement benefits, subject to the terms and conditions of the Severance Plan.

Additionally, (i) the vesting of Mr. Halt’s non-performance-based equity awards will be accelerated by twelve months from the termination date and (ii) Mr. Halt’s performance-based equity awards that would have vested based on the performance period ending December 31, 2019 will continue to be eligible to vest if and to the extent that the performance criteria are achieved for the entire performance period of the original award. All other outstanding, but unvested, equity awards shall be cancelled as of the termination date. Finally, Mr. Halt shall remain eligible to receive his annual bonus for 2019.

All of the foregoing benefits are subject to the terms and conditions of the Severance Plan, including Mr. Halt’s timely execution of an effective release of claims against the Company following the termination date.

(c)    Appointment of Principal Financial Officer

On December 27, 2019, the Company’s Board of Directors approved the appointment of Wesley Gutierrez, the Company’s Chief Accounting Officer as the Company’s Chief Financial Officer, effective December 30, 2019. In this role, Mr. Gutierrez will serve as the Company’s principal financial and accounting officer until the earlier of his cessation of employment or the Board’s appointment of his successor.

Mr. Gutierrez, age 42, has been with the Company and its predecessors for over 15 years. He joined Gemstar-TV Guide International Inc. in November 2004 and served in various roles in the finance organization, including as the Company’s Director, Financial Reporting from May 2008 (when the Company acquired Gemstar-TV Guide) to February 2009, the Company’s Vice President, Financial Reporting from March 2009 to September 2013 and the Company’s Vice President, Finance and Treasury from October 2013 to July 2015. Mr. Gutierrez was appointed as the Company’s Senior Vice President, Chief Accounting Officer and Treasurer in July 2015 and served in this role until his appointment as Chief Financial Officer in December 2019. Mr. Gutierrez holds a B.A in business economics from the University of California at Los Angeles.

There are no family relationships between Mr. Gutierrez and any Company director or executive officer, and no arrangements or understandings between Mr. Gutierrez and any other person pursuant to which he was selected as an officer.

In connection with the appointment, Mr. Gutierrez’s base salary and bonus targets are unchanged.

(e)    Compensation of Principal Financial Officer and Principal Accounting Officer

Under the terms of Mr. Gutierrez’s employment with the Company, Mr. Gutierrez is employed on an “at will” basis. In connection with the appointment, Mr. Gutierrez’s base salary and bonus targets are unchanged.

Mr. Gutierrez is not entitled to any payments from the Company in the event his employment by the Company terminates as a result of death or disability. Mr. Gutierrez participates in the Severance Plan at the Senior Vice President level and his time-based equity awards will be accelerated by twelve months from the termination date in the event of his termination by the Company without cause. Mr. Gutierrez is also eligible to receive a one-time cash retention bonus of $200,000 on the earlier of (i) the consummation of the Company’s previously announced combination with Xperi Corporation, (ii) November 15, 2020, or (iii) the date of his termination by the Company without cause.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TiVo Corporation
(Registrant)

Date: December 31, 2019	By:	/s/ Pamela Sergeeff
Pamela Sergeeff
Executive Vice President and General Counsel